INDEPENDENT AUDITORS' CONSENT

We consent to this incorporation by reference in this Registration Statement of Pamida Holdings Corporation on Form S-8 relating to the Pamida Holdings Corporation 1998 Stock Incentive Plan of our reports dated March 5, 1998 appearing in the Annual Report on Form 10-K of Pamida Holdings Corporation for the fiscal year ended February 1, 1998.


/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Omaha, Nebraska
June 2, 1998